Axogen, Inc. Appoints John H. Johnson to Board of Directors
Global leader brings 30+ years of biopharma experience to Axogen, Inc. Board of Directors
ALACHUA and TAMPA, FL – July 19, 2021 – Axogen, Inc. (NASDAQ: AXGN), a global leader in developing and marketing innovative surgical solutions for damage or discontinuity to peripheral nerves, today announced that John H. Johnson has been appointed to its Board of Directors, effective July 19, 2021. Johnson will serve on both the Governance, Nominating and Sustainability Committee and the Science and Technology Committee. Johnson is a recognized leader in the biopharmaceutical industry with more than 30 years of experience in senior leadership positions, including at Johnson & Johnson, Eli Lilly & Company, ImClone, and Centocor Ortho Biotech.
“John is an excellent addition to our board and brings a unique breadth and depth of biopharmaceuticals experience in development pipeline strategy and commercial execution,” commented Karen Zaderej, chairman, CEO, and president. “John’s passion for pursuing medical solutions that improve the lives of patients makes him a natural fit for Axogen.”
Johnson currently serves as the CEO of Strongbridge Biopharma, a company focused on building a portfolio of vertical, therapeutically-aligned rare disease franchises. He previously served as the CEO of Melinta Therapeutics, a commercial-stage company developing and commercializing novel antibiotics, Dendreon Corporation, Centocor Ortho Biotech, and ImClone. He also served as President of Eli Lilly & Company’s Worldwide Oncology Unit and as Company Group Chairman, Worldwide Biopharmaceuticals for Johnson & Johnson. He currently serves on the board of directors of Strongbridge Biopharma (NASDAQ: SBBP), Verastem Oncology (NASDAQ: VSTM), and BioAgilytix (Private). He received his Bachelor of Science degree from East Stroudsburg University of Pennsylvania.

“I am honored to join the Axogen Board of Directors and work with the company’s talented team to continue bringing forward surgical solutions that address the unmet needs of an underserved patient population,” said Johnson. “Axogen is a true innovator in the industry and I look forward to supporting its ongoing work to revolutionize the science of nerve repair.”

About Axogen
Axogen (AXGN) is the leading company focused specifically on the science, development, and commercialization of technologies for peripheral nerve regeneration and repair. Axogen employees are passionate about helping to restore peripheral nerve function and quality of life to patients with physical damage or transection to peripheral nerves by providing innovative, clinically proven, and economically effective repair solutions for surgeons and health care providers. Peripheral nerves provide the pathways for both motor and sensory signals throughout the body. Every day, people suffer traumatic injuries or undergo surgical procedures that impact the function of their peripheral nerves. Physical damage to a peripheral nerve, or the inability to properly reconnect peripheral nerves, can result in the loss of muscle or organ function, the loss of sensory feeling, or the initiation of pain.
Axogen's platform for peripheral nerve repair features a comprehensive portfolio of products, including Avance® Nerve Graft, a biologically active off-the-shelf processed human nerve allograft for bridging severed peripheral nerves without the comorbidities associated with a second surgical site; Axoguard Nerve Connector®, a porcine submucosa extracellular matrix (ECM) coaptation aid for tensionless repair of severed peripheral nerves; Axoguard Nerve Protector®, a porcine submucosa ECM product used to wrap and protect damaged peripheral nerves and reinforce the nerve reconstruction while preventing soft tissue attachments; and Axoguard Nerve Cap®, a porcine submucosa ECM product used to protect a peripheral nerve end and separate the nerve from the surrounding environment to reduce the development of symptomatic or painful neuroma. The Axogen portfolio of products is available in the United States, Canada, the United Kingdom, South Korea, and several other European and international countries.

Contact: Axogen, Inc. Peter Mariani, Executive Vice President and Chief Financial Officer InvestorRelations@axogeninc.com